Exhibit 10.2

Kura Oncology, Inc.

August 21, 2019

Mr. John Farnam

Re:Separation Agreement

Dear John:

This letter sets forth the terms of the separation agreement (the “Agreement”) that Kura Oncology, Inc. (the “Company”) is offering to you to aid in your employment transition.

1.Separation Date.  You agree and acknowledge that your employment with the Company terminated on August 9, 2019 (the “Separation Date”) and that, for purposes of clarity, as of the Separation Date, you no longer hold any employment or officer positions with the Company or any of its related affiliates, parents or subsidiaries, including, but not limited to, the Company’s Chief Operating Officer.  The Company will pay you all accrued salary, and any and all accrued and unused paid time off earned through the Separation Date, subject to required payroll deductions and withholdings.  You are entitled to these payments even if you do not sign this Agreement.

2.Severance Payment.  Although not otherwise obligated to do so, if: (a) you sign, date and return this Agreement to the Company on or within 21 calendar days from the date you receive it (but no earlier than the Separation Date), and allow it become effective in accordance with its terms, and (b) you comply with the terms of this Agreement and your other continuing obligations owed to the Company (including, but not limited to, your continuing obligations in your Confidentiality Agreement (as detailed in Section 8 below)), the Company will provide you with a severance payment in an amount equal to 15 months of your final monthly base salary (a total severance amount of $483,750) (the “Severance Payment”).  The Severance Payment will be paid to you in a lump sum, subject to required payroll deductions and withholdings, no later than the 60th day following your Separation Date.  If you fail to return this fully executed Agreement to the Company within the timeframe listed above, and/or you fail to allow the releases contained herein to become effective, you will forfeit your right to receive the Severance Payment.

3.Health Insurance/COBRA Continuation Coverage Payments.  Your health insurance benefits will continue through August 31, 2019.  If you timely elect continued coverage under COBRA, the Company will reimburse your COBRA premiums to continue your coverage (including coverage for your eligible dependents, if applicable) (“COBRA Premiums”) through the period starting on the Separation Date and ending on the earliest to occur of: (i) 15 months following your Separation Date; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason (the “COBRA Premium Period”).  In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company of such event.  It shall be your obligation to complete the steps necessary to continue this coverage under COBRA, to pay the required COBRA premiums, and to submit to the Company sufficient documentation of such payments within 60 days of making such payments to obtain reimbursement from the Company pursuant to this Section 3. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot provide the COBRA Premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay you a taxable cash amount, which payment shall be made regardless of whether you or your qualifying family members elect COBRA continuation coverage (the “Health Care Benefit Payment”).  The Health Care Benefit Payment shall be paid in monthly installments during the COBRA Premium Period and shall be equal to the amount that the Company otherwise would have paid to you for COBRA insurance premiums (which amount shall be calculated based on the premium for the first month of coverage), and shall be paid until the expiration of the COBRA Premium Period, but determined without regard to whether or not you continue to be eligible for COBRA coverage. You will be provided with a separate notice describing your rights and obligations under COBRA laws, and any rights to convert to an individual policy, on or after the Separation Date.

4.Acceleration of Equity Awards.  Vesting of your outstanding equity awards (the “Equity Awards”) will cease on the Separation Date; provided that, effective as of the Effective Date (as defined in Section 13(d) below), vesting your Equity Awards shall be partially accelerated such that your Equity Awards shall be deemed vested through December 31, 2019. Your Equity Awards continue to be governed by the terms of the governing equity award agreement with the Company and the applicable equity plan.

5.Outplacement Services.  The Company will provide you with six months of executive outplacement counseling and services to be provided by Lee Hecht Harrison, a professional outplacement service provider.  The explanation of the outplacement services to be provided will be available to you through Lee Hecht Harrison.   Payment of such outplacement services will be paid directly by the Company to Lee Hecht Harrison.

6.No Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, bonus advances, incentive compensation, commissions, or equity), severance, or benefits prior to, on, or after the Separation Date.

7.Return of Company Property.  You agree to immediately return to the Company all Company documents (and all copies thereof) and other Company property that you have in your possession or control, including but not limited to any materials of any kind that contain or embody any proprietary or confidential information of the Company or its affiliates (and all reproductions thereof in whole or in part).  You further represent that you have made a diligent search to locate any such documents, property and information.  In addition, if you have used any personally owned computer, server, e-mail system, mobile phone, or portable electronic device (e.g., iPhone, iPad, Android) (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company or affiliate confidential or proprietary data, materials or information, then you must immediately provide the Company with a computer-useable copy of all such information and then permanently delete and expunge all such Company or affiliate confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form.

8.Confidentiality Agreement.  You acknowledge and reaffirm your continuing obligations owed to the Company under your executed Proprietary Information and Invention Assignment Agreement attached hereto as Exhibit A (the “Confidentiality Agreement”), which include but are not limited to your continuing obligations not to use or disclose any confidential or proprietary information of the Company.

9.Confidentiality.  The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that:  (a) you may disclose this Agreement in confidence to your immediate family; (b) you may disclose this Agreement in confidence to your attorneys, accountants, auditors, tax preparers, and financial advisors; and (c) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.  In particular, and without limitation, you agree not to disclose the existence or terms of this Agreement to any current or former Company employee, contractor or consultant.

10.No Disparagement.  You agree not to disparage the Company and its affiliates,  and the Company’s and its affiliates’ officers, directors, employees, stockholders, investors and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation.  Nothing in this Section 10 or this Agreement will be interpreted or construed to prevent you from giving truthful testimony to any law enforcement officer, court, administrative proceeding or as part of an investigation by any Government Agency (as defined in Section 13(c) below).  In addition, nothing in this Section 10 or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under federal law or regulation or under other applicable law or regulation.

11.No Admissions.  The promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.

12.Cooperation.  You agree to cooperate fully with the Company and its affiliates in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company.  Such cooperation includes, without limitation, making yourself available to the Company and its affiliates upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony.  The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs.

13.Release of Claims.

(a)General Release.  In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, including but not limited to the Severance Payment, you hereby generally and completely release the Company and its current and former directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parents, direct and indirect subsidiaries, insurers, affiliates, investors and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b)Scope of Release.  The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with or services for the Company or its affiliates, or the termination of that employment or those services; (ii) all claims related to your compensation or benefits from the Company or its affiliates, including salary, bonuses, incentive compensation, commissions, paid time off, expense reimbursements, severance benefits, notice rights, fringe benefits, stock, restricted stock, stock options, or any other ownership interests in the Company or its affiliates; (iii) all claims for breach of contract (oral or written), wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, misrepresentation, defamation, emotional distress, and discharge in violation of public policy; and (v) all constitutional, federal, state, and local statutory and common law claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

(c)Excluded Claims.  Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company or its affiliates to which you are a party, the charter, bylaws, or operating agreements of the Company or its affiliates, or under applicable law; (ii) any rights or claims which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement.  In addition, nothing in this Agreement prevents you from filing a charge or complaint with the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, the “Government Agencies”).  This Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies.  While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.  You represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

(d)ADEA Waiver.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (the “ADEA

Waiver”), and that the consideration given for this ADEA Waiver is in addition to anything of value to which you are already entitled.  You further acknowledge that you have been advised, as required by the ADEA, that: (i) your ADEA Waiver does not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement; (iii) you have 21 calendar days to consider this Agreement (although you may choose voluntarily to sign it earlier, but no earlier than the Separation Date); (iv) you have seven calendar days following the date you sign this Agreement to revoke your acceptance (by providing written notice of your revocation to Troy E. Wilson, Ph.D., J.D., the Company’s President and Chief Executive Officer); and (v) this Agreement will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth calendar day after the date that this Agreement is signed by you provided that you do not revoke your acceptance (the “Effective Date”).

14.Waiver of Unknown Claims.  YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”  You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.

15.Representations.  You hereby represent that: you have been paid all compensation owed and for all time worked; you have received all the leave and leave benefits and protections for which you are eligible pursuant to applicable law or Company policy; and you have not suffered any on-the-job injury or illness for which you have not already filed a workers’ compensation claim.

16.General.  This Agreement, together with the Confidentiality Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof and, for clarity, supersedes that certain Executive Employment Agreement, effective as of July 1, 2018, by and between you and the Company with regard to the subject matter hereof.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.  This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles.

Any ambiguity in this Agreement shall not be construed against either party as the drafter.  Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.  This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures and signatures transmitted by PDF shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below on or within 21 calendar days from the date you receive it from the Company (but no earlier than the Separation Date), and then promptly return the fully signed original to me.  The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement from you within this timeframe.

[Signature Page to Follow]

Exhibit 10.2

We wish you the best in your future endeavors.

Sincerely,

KURA ONCOLOGY, INC.

	By:	/s/ Troy E. Wilson
	Name:	Troy E. Wilson
	Title:	President and CEO
	Date:	August 21, 2019

Exhibit A – Confidential Agreement

UNDERSTOOD AND AGREED:

/s/ John Farnam
John Farnam

8/21/2019
Date

Exhibit A

Confidentiality Agreement